Exhibit 99.1

Solar Capital Announces September 30, 2010 Financial Results; Declares Quarterly Dividend of $0.60 per Share

NEW YORK--(BUSINESS WIRE)--November 2, 2010--Solar Capital Ltd (NASDAQ: SLRC), today reported earnings of $0.63 per share for the three months ended September 30, 2010, with a net asset value (NAV) per share of $22.09. Solar Capital also announced that its Board of Directors has declared a fourth quarter dividend of $0.60 per share, payable on December 30, 2010 to stockholders of record on December 17, 2010. The Company expects the dividend to be paid from taxable earnings with specific tax characteristics reported to stockholders after the end of the calendar year.

Selected Highlights

($ in millions, except per share amounts)

	September 30, 2010	December 31, 2009
Investment portfolio	$906.0	$863.1
Total assets	$1,270.3	$885.4
Net assets	$732.6	$697.9
NAV per share (1)	$22.09	$21.24

Investment Portfolio Composition:
Bank debt/senior secured loans	$185.7	$163.5
Subordinated debt/corporate notes	$661.3	$642.0
Equity investments	$59.0	$57.6

Weighted Average Portfolio Statistics:
Yield on fair value	14.1%	14.8%
Yield on cost	13.5%	13.7%

Earnings Highlights
	Three months ended
	September 30, 2010	September 30, 2009

Investment income	$29.4	$27.8

Net investment income	$15.6	$16.4
Net realized and unrealized gain	5.4	22.2
Net income	$21.0	$38.6

Net income per share (1)	$0.63	$1.17

	Nine months ended
	September 30, 2010	September 30, 2009

Investment income	$93.0	$81.2

Net investment income	$51.8	$49.6
Net realized and unrealized gain/(loss)	47.7	(2.6)
Net income	$99.5	$47.0

Net income per share (1)	$3.02	$1.43

“During our third quarter as a public company, our diversified, seasoned portfolio continued to demonstrate its resiliency and strong credit quality,” said Michael Gross, Chairman and CEO. “We added approximately $65 million of net investments at attractive risk-reward profiles. On the strength of our portfolio, lenders have been willing to work with us to expand our borrowing capacity. This quarter we upsized our credit facility from $355 million to $390 million with the addition of our three year term loan, and we are in dialogue to further expand our borrowing capacity. This access to credit, as well as expected additional realizations, will fund our investment pipeline, which we expect to remain robust for the foreseeable future. Although market technicals have driven yields lower and leverage levels higher on new issues in the high yield market, we continue to see attractive yields and conservative leverage ratios for private, middle-market new issues. Because of its illiquid nature, our market has not seen the same capital inflows, and thus offers a substantially more attractive investing environment.”

Portfolio Investments

The total value of our investments was approximately $906.0 million at September 30, 2010 and $863.1 million at December 31, 2009. During the quarter ended September 30, 2010, we originated approximately $74 million in face value of investments in one new and three existing portfolio companies. We also received approximately $10 million from principal repayments and sales of securities.

For the nine months ended September 30, 2010, we originated approximately $184 million in face value of investments in five new and one existing portfolio company. We also received more than $210 million from repayments and sales of securities, all in excess of our December 31, 2009 marks. At September 30, 2010, we had investments in securities of 34 portfolio companies with approximately 20.5% senior secured, 73.0% subordinated debt and 6.5% equity. As of September 30, 2010, there were two non-accrual assets with a total market value of $5.1 million.

As of September 30, 2010, the weighted average yield on income producing investments in our portfolio was approximately 14.1%, compared to 14.1% and 14.8% at June 30, 2010 and December 31, 2009, respectively.

Results of Operations

Investment income was $29.4 million and $27.8 million for the three months ended September 30, 2010 and 2009, respectively. The third quarter 2010 investment income was higher primarily due to higher average interest rates on higher income producing invested balances. Net investment income of $15.6 million for the three months ended September 30, 2010 was $0.8 million lower than during the same period in 2009. This quarter, higher interest expense on a larger average debt balance and higher credit facility expense were partially offset by increased investment income. The net realized and unrealized gain of $5.5 million for the three months ended September 30, 2010 was primarily due to an increase in the fair value of our portfolio during the period. Portfolio asset valuations increased due to continued credit improvement and the tightening of credit spreads in the high yield market.

For the nine months ended September 30, 2010 and 2009, investment income totaled $93.0 million and $81.2 million, respectively. Investment income was $11.8 million higher for the first nine months of 2010 primarily due to prepayment premiums and fees recognized upon the repayment of assets, partially offset by a lower average invested balance. Net investment income of $51.8 million for the nine months ended September 30, 2010 was $2.2 million higher than the first nine months of 2009. During 2010, increased investment income was partially offset by increased interest expense on a larger average debt balance and higher credit facility expense. The net realized and unrealized gain of $47.7 million for the nine months ended September 30, 2010 was primarily attributable to an increase in the fair value of our portfolio assets during the period as well as realizations in excess of prior valuations. Portfolio asset valuations increased due to continued credit improvement in the portfolio, the tightening of credit spreads in the high yield market and anticipated portfolio realizations. The net loss of $2.6 million for the nine months ended September 30, 2009 was primarily due to the overall weakening in the economy during the period resulting in lower technical portfolio asset values.

Conference Call and Webcast

We will host a conference call and webcast on Wednesday, November 3, 2010 at 10:00 am (ET) to discuss our financial results for the quarter ended September 30, 2010. All interested parties may participate in the conference call by dialing (866) 383-7989 approximately 5-10 minutes prior to the call; international callers should dial (617) 597-5328. Participants should reference Solar Capital Ltd and the participant passcode of 43009897 when prompted. This conference call will be broadcast live over the Internet and can be accessed by all interested parties through Solar Capital’s website, http://www.solarcapltd.com/. To listen to the live webcast, please go to the Company's website at least 15 minutes prior to the start of the event to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the Solar Capital website.

Financial Statements and Tables

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
(in thousands, except per share amounts)

	September 30,	December 31,
	2010	2009
Assets	(unaudited)
Investments at value:
Companies more than 25% owned (cost: $10,000 and $10,000, respectively)	$10,000	$9,000
Companies 5% to 25% owned (cost: $34,806 and $85,102, respectively)	24,966	93,423
Companies less than 5% owned (cost: $986,352 and $968,886, respectively)	871,013	760,717
Total investments (cost: $1,031,158 and $1,063,988, respectively)	905,979	863,140

Cash and cash equivalents	334,375	5,675
Receivable for investments sold	10,204	—
Interest and dividends receivable	9,408	7,547
Deferred borrowing costs	4,940	914
Fee revenue receivable	4,573	5,824
Deferred offering costs	—	1,478
Derivative assets	—	294
Prepaid expenses and other receivables	858	549
Total Assets	1,270,337	885,421

Liabilities
Payable for investment purchased	38,490	—
Credit facility payable	300,000	88,114
Term loan payable	35,000	—
Senior unsecured notes payable	125,000	—
Dividends payable	19,901	—
Distributions payable	—	75,136
Due to Solar Capital Partners LLC:
Investment advisory and management fee payable	4,607	8,663
Performance-based incentive fee payable	3,887	8,517
Deferred fee revenue	1,790	3,532
Interest payable	1,969	153
Derivative liabilities	3,725	25
Due to Solar Capital Management LLC	727	912
Income taxes payable	801	535
Other accrued expenses and payables	1,843	1,931
Total Liabilities	537,740	187,518

Net Assets
Partners' capital	—	697,903
Common stock, par value $0.01 per share 33,168,872 shares issued and outstanding	331	—
Paid in capital in excess of par	670,783	—
Distributions in excess of net investment income	(5,002)	—
Accumulated net realized gain	646	—
Net unrealized appreciation	65,839	—
Total Net Assets	$732,597	$697,903
Number of shares outstanding	33,168,872	32,860,454
Net Asset Value Per Share (1)	$22.09	$21.24

SOLAR CAPITAL LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three months ended September 30, 2010	Three months ended September 30, 2009	Nine months ended September 30, 2010	Nine months ended September 30, 2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
INVESTMENT INCOME:
Interest and dividends:
Companies more than 25% owned	$300	$—	$300	$—
Companies 5% to 25% owned	—	2,320	7,619	6,877
Other interest and dividend income	29,103	25,465	85,078	74,337
Total interest and dividends	29,403	27,785	92,997	81,214
Total investment income	29,403	27,785	92,997	81,214

EXPENSES:
Investment advisory and management fees	4,607	4,273	13,404	12,348
Performance-based incentive fee	3,887	4,096	12,958	12,395
Interest and other credit facility expenses	3,943	536	10,540	1,565
Administrative service fee	387	479	1,098	1,512
Other general and administrative expenses	972	1,947	2,978	3,590
Total operating expenses	13,796	11,331	40,978	31,410
Net investment income before income tax expense	15,607	16,454	52,019	49,804
Income tax expense (benefit)	56	71	191	227
Net investment income	15,551	16,383	51,828	49,577

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS, FORWARD CONTRACTS AND FOREIGN CURRENCIES:
Net realized gain (loss):
Investments:
Companies more than 25% owned	—	(30)	—	(30)
Companies 5% to 25% owned	—	—	16,397	—
Companies less than 5% owned	(24)	(151,239)	(44,233)	(227,161)
Net realized loss on investments	(24)	(151,269)	(27,836)	(227,191)
Forward contracts	(8,832)	(1,844)	916	(9,674)
Foreign currency exchange	—	(284)	3,531	(751)
Net realized gain (loss)	(8,856)	(153,397)	(23,389)	(237,616)

Net change in unrealized gain (loss):
Investments:
Companies more than 25% owned	1,000	(800)	1,000	(3,900)
Companies 5% to 25% owned	(81)	613	(18,161)	2,828
Companies less than 5% owned	14,023	176,026	92,911	239,012
Net change unrealized gain (loss) on investments	14,942	175,839	75,750	237,940
Forward contracts	(669)	1,726	(3,995)	(963)
Foreign currency exchange	41	(1,987)	(667)	(1,958)
Net change in unrealized gain (loss)	14,314	175,578	71,088	235,019

Net realized and unrealized gain (loss) on investments, forward contracts and foreign currencies	5,458	22,181	47,699	(2,597)

NET INCREASE (DECREASE) IN NET ASSETS RESULTING FROM OPERATIONS	$21,009	$38,564	$99,527	$46,980

Earnings per share (1)	$0.63	$1.17	$3.02	$1.43

(1)	For periods prior to February 9, 2010, the share count used in all share-based computations has been decreased retroactively by a factor of approximately 0.4022, representing the rate at which shares of Solar Capital Ltd. common stock were exchanged for units of Solar Capital LLC prior to the initial public offering.

ABOUT SOLAR CAPITAL LTD.

Solar Capital Ltd. is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in leveraged, middle market companies in the form of senior secured loans, mezzanine loans, and equity securities.

FORWARD-LOOKING STATEMENTS

Statements included herein may constitute “forward-looking statements,” which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Solar Capital Ltd. undertakes no duty to update any forward-looking statements made herein.

CONTACT:
Solar Capital Ltd.
Nick Radesca, 212-993-1660